EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Premcor Inc. on Form S-3 of our report dated February 20, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Premcor Inc.’s change in 2002 in its method of accounting for stock based compensation issued to employees as discussed in Note 2 to Premcor Inc.’s 2003 consolidated financial statements) appearing in the Annual Report on Form 10-K of Premcor Inc. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Stamford, Connecticut
June 11, 2004